PetIQ, Inc. Reports Record Third Quarter 2021 Financial Results

Reports Record Third Quarter Net Sales of $210.5 Million, an Increase of 29.9% Year-Over-Year

EAGLE, Idaho – November 3, 2021 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the third quarter and nine months ended September 30, 2021.

Cord Christensen, PetIQ’s Chairman & CEO commented, “We are very pleased with our record third quarter results. The Product segment returned to a more normal sales cadence, and we increased market share on our core manufactured items for the third consecutive quarter this year, helping to fuel the Company’s profitability. Our net sales growth was led by the e-commerce sales channel with an increase of 51% year-over-year and strong contribution from the Company’s manufactured brands, driven by the flea and tick category and our health and wellness portfolio.”

Christensen continued, “The Services segment also had a solid quarter with double digit growth in pets per clinic and dollars per pet, despite not operating a significant percentage of our clinics due to labor headwinds. Going forward, we continue to expect the strength of our diversified business model to fuel our growth as we deliver smarter options for pet parents to help enrich their pet’s lives through convenient and affordable access to veterinarian products and services.”

Third Quarter 2021 Highlights Compared to Prior Year Period

●	Record net sales of $210.5 million compared to $162.1 million, an increase of 29.9%
●	Product segment net sales of $181.6 million compared to $150.1 million, an increase of 21.0%
●	Product segment adjusted EBITDA of $33.7 million compared to $26.3 million, an increase of 28.0%
●	Product segment adjusted EBITDA margin of 18.5%, an increase of 100 basis points
●	Services segment net revenues of $29.0 million compared to $12.0 million, an increase of $17.0 million
●	Services segment adjusted EBITDA of $3.8 million compared to an adjusted EBITDA loss of $0.2 million
●	Gross margin increased 10 basis points to 20.0%; adjusted gross margin increased 20 basis points to 22.6%
●	Net loss, adjusted net income and adjusted EBITDA for the third quarter of 2021 includes a $2.0 million R&D milestone payment accrual for a future over-the-counter pet medication launch
●	Net loss of $8.3 million compared to a net loss of $71.5 million
●	Adjusted net income of $2.4 million compared to an adjusted net loss of $1.3 million
●	Adjusted EBITDA of $16.4 million compared to $12.0 million, an increase of 36.3%
●	Adjusted EBITDA margin increased 40 basis points to 7.8%
●	12 new wellness center openings in the third quarter of 2021

Nine Month 2021 Highlights Compared to Prior Year Period

●	Record net sales of $735.9 million compared to $615.8 million, an increase of 19.5%
●	Product segment net sales of $654.4 million compared to $580.7 million, an increase of 12.7%

●	Product segment adjusted EBITDA of $120.7 million compared to $92.4 million, an increase of 30.5%
●	Product segment adjusted EBITDA margin of 18.4%, an increase of 250 basis points
●	Services segment net revenues of $81.4 million compared to $35.2 million, an increase of $46.3 million
●	Services segment adjusted EBITDA was $8.9 million compared to $2.9 million, an increase of $6.1 million
●	Gross margin increased 300 basis points to 20.3%; adjusted gross margin increased 310 basis points to 22.5%
●	Net loss was $1.9 million compared to a net loss of $75.6 million
●	Adjusted net income of $31.8 million compared to adjusted net income of $21.1 million, an increase of 50.6%
●	Adjusted EBITDA of $77.6 million compared to $54.8 million, an increase of 41.7%
●	Adjusted EBITDA margin increased 180 basis points to 10.8%
●	72 new wellness center openings in the first nine months of 2021

Third Quarter 2021 Financial Results

Record net sales of $210.5 million for the third quarter of 2021, increased 29.9%, compared to $162.1 million for the same period in the prior year.

Third quarter net sales were driven by growth in both the Products and Services segments. The Products segment benefited from a robust flea and tick season with broad-based growth across all categories. The Services segment benefited from the reopening of its wellness centers and mobile clinics as compared to the prior year period, despite experiencing labor-related headwinds in the third quarter of 2021. Product segment sales were $181.6 million and Services segment revenues were $29.0 million in the third quarter of 2021.

Third quarter 2021 gross profit was $42.1 million, an increase of 30.4% compared to $32.3 million in the prior year period. Gross margin increased 10 basis points to 20.0% from 19.9% in the prior year period. Adjusted gross profit was $45.9 million compared to $35.6 million in the prior year period, which reflects the growth in sales of manufactured items such as Capstar®. Adjusted gross margin increased 20 basis points to 22.6% for the third quarter 2021 compared to 22.4% in the prior year period.

Net loss, adjusted net income and adjusted EBITDA for the third quarter of 2021 includes a $2.0 million R&D milestone payment accrual for a future over-the-counter pet medication launch within the Company’s general and administrative expenses.

Net loss was $8.3 million for the third quarter of 2021 compared to a net loss of $71.5 million in the prior year period. The improvement in net loss was driven by a favorable shift in sales mix to the Company’s manufactured products and the reopening of wellness centers and community clinics as compared to the prior year period, partially offset by the aforementioned R&D milestone payment accrual and an accrual for legal settlements of $2.3 million. The third quarter of 2020 net loss was primarily due a $53.2 million tax expense driven by a non-cash tax valuation allowance on the Company’s deferred tax assets. Adjusted net income was $2.4 million an improvement compared to an adjusted net loss of $1.3 million in the prior year period.

Third quarter adjusted EBITDA was $16.4 million, an increase of 36.3%, compared to $12.0 million in the prior year period. The Adjusted EBITDA increase was driven by the gross profit contributed from the Products segment and a return to positive contribution for the Services segment, partially offset by the aforementioned R&D milestone payment accrual. Adjusted EBITDA margin increased 40 basis points to 7.8% compared to 7.4% in the prior year period.

Adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted net income, adjusted net loss, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations, including the increase of manufacturing operations as a result of the Perrigo Animal Health Acquisition and the Capstar® Acquisition in the Products segment and the growth of the Company’s wellness centers, host partners, and regions within the Services segment. See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Product:

For the third quarter of 2021, Product segment net sales increased 21.0% to $181.6 million. For comparative purposes, net sales increased 33%, excluding sales from a major animal health manufacturer that is no longer included in the base. The third quarter increase in net sales was driven by broad-based growth across all product categories led by the flea and tick and health and wellness categories with an increase of 16% and 24%, respectively as compared to the prior year period. The e-commerce sales channel was increased 51% as compared to the third quarter last year, led by the Company’s manufactured brands that increased 76% when compared to the same period last year.

Product adjusted EBITDA increased 28.0% to $33.7 million, representing an adjusted EBITDA margin increase of 100 basis points to 18.5% compared to the prior year period. Product segment net sales and adjusted EBITDA benefited from an increased sales mix of manufactured products, and overall better year-over-year growth as compared to the prior year, partially offset by higher prescription drug product sales. This compares to Product segment sales and adjusted EBITDA of $150.1 million and $26.3 million, respectively, for the third quarter of 2020.

For the first nine months of 2021 Product segment net sales of $654.4 million compared to $580.7 million for the prior year period, an increase of 12.7%. Product adjusted EBITDA increased 30.5% to $120.7 million, representing an adjusted EBITDA margin of 18.4%, an increase of 250 basis points.

Services:

For the third quarter of 2021, Services segment net revenues were $29.0 million, an increase of $17.0 million, compared to $12.0 million in the same period last year. The increase in Services segment net revenues was driven by the re-opening of wellness centers and mobile clinics as compared to the prior year period, despite experiencing labor-related headwinds in the third quarter of 2021. Services segment adjusted EBITDA was $3.8 million compared to an adjusted EBITDA loss of $0.2 million in the third quarter of 2020.

For the first nine months of 2021 Services Segment net revenues were $81.4 million compared to $35.2 million for the prior year period, an increase of $46.3 million. Services segment adjusted EBITDA increased $6.1 million to $8.9 million for the first nine months of 2021 compared to $2.8 million for the prior year period.

Cash Flow and Balance Sheet

As of September 30, 2021, the Company had cash and cash equivalents of $63.2 million. The Company’s long-term debt balance, which is largely comprised of its revolving credit facility, term loan and convertible debt, was $438.4 million as of September 30, 2021. The Company entered into new $425 million credit facilities, replacing existing facilities in April 2021. The credit facilities provide more favorable terms including a 125-basis point decrease in the Company’s annual interest rate on its term loan and greater financial flexibility to support future growth, representing total liquidity of $188.2 million as of September 30, 2021.

Working capital increased to $197.7 million as of September 30, 2021, and increase of $56.2 million from December 31, 2020, primarily as a result of normal working capital increases in accounts receivable and inventory given the seasonality of the business and the timing of new product launches.

Outlook

The Company expects to open approximately 100 new wellness centers in 2021 compared to its previously stated plan to open 130 to 170. The Company plans to begin construction on new wellness centers once all required in-center labor is hired given the current labor market. While the Company’s outlook remains suspended due to the uncertainty from potential COVID-19 and Delta-variant related impacts to its business, it continues to have record year-over-year net sales and adjusted EBITDA results. The Company is optimistic the Services segment will continue to generate significant improvements to its operations in the fourth quarter of 2021. As the impacts to the Company’s Services segment lessen and become more predictable, it will then be in a better position to provide formal guidance.

For the Products segment, the Company maintains its strong visibility to another year of solid sales growth and Adjusted EBITDA margin expansion. The Company continues to expect full year 2021 incremental EBITDA contribution from Capstar® of greater than $20 million. Long-term, the Company remains confident in achieving its strategic and financial objectives.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 877-451-6152 and international listeners may dial 201-389-0879.

In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through November 24, 2021. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 13724486.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 42 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Contact: Investor.relations@petiq.com or 208.513.1513

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted EBITDA, and adjusted EBITDA margin.

Adjusted net (loss) income consists of net (loss) income adjusted for tax expense, acquisition expenses, integration costs and costs of discontinued clinics, new clinic launch expense, non-same-store revenue, non-same-store costs, litigation costs, loss on debt extinguishment, stock-based compensation expense, CFO transition and COVID-19 related costs. Adjusted (loss) net income is utilized by management: to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for gross loss on veterinarian clinics and wellness centers that are not part of same store sales and COVID related costs. Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

Adjusted G&A consists of G&A adjusted for acquisition expense, stock compensation expense, non-same store G&A, integrations expense, clinic launch expense, COVID related costs, loss on debt extinguishment and related costs, litigation expense and CFO transition costs.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. EBITDA represents net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales. Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net (loss) income, adjusted gross profit, adjusted gross margin, adjusted general and administrative expenses (Adjusted G&A), adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted G&A, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net (loss) income, adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net (loss) income, adjusted gross profit, adjusted G&A, adjusted EBITDA and adjusted EBITDA margin in the same manner. Our management does not, and you should not, consider adjusted net (loss) income, adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted EBITDA margin, or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net (loss) income, adjusted gross profit, adjusted gross margin, adjusted G&A, adjusted EBITDA margin, and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions

●	Community clinic – A community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles. Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s community clinics, these clinics are grouped as part of geographic regions. New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

●	Wellness center – A wellness center is a physical fixed service location within the existing footprint of one of our retail partners. These wellness centers operate under a variety of brands based on the needs of our partner locations.

●	Regional offices – Regional offices support the operations of the Company’s services segment which include its veterinarian community clinics and wellness centers. These offices are staffed with field management and other operational staff.

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

		As adjusted (Note1)
	September 30, 2021	December 31, 2020
Current assets
Cash and cash equivalents	$63,174	$33,456
Accounts receivable, net	124,270	102,755
Inventories	108,144	97,773
Other current assets	7,157	8,312
Total current assets	302,745	242,296
Property, plant and equipment, net	74,346	63,146
Operating lease right of use assets	20,940	20,122
Other non-current assets	2,134	1,870
Intangible assets, net	195,310	213,000
Goodwill	231,083	231,158
Total assets	$826,558	$771,592
Liabilities and equity
Current liabilities
Accounts payable	$62,510	$68,131
Accrued wages payable	13,179	10,540
Accrued interest payable	5,108	903
Other accrued expenses	10,829	8,815
Current portion of operating leases	5,891	4,915
Current portion of long-term debt and finance leases	7,497	7,763
Total current liabilities	105,014	101,067
Operating leases, less current installments	15,857	15,789
Long-term debt, less current installments	438,406	403,591
Finance leases, less current installments	2,378	3,338
Other non-current liabilities	1,712	1,397
Total non-current liabilities	458,353	424,115
Equity
Additional paid-in capital	361,836	319,642
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,065 and 25,711 shares issued and outstanding, respectively	29	26
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 292 and 3,040 shares issued and outstanding, respectively	—	3
Accumulated deficit	(100,401)	(98,558)
Accumulated other comprehensive loss	(825)	(686)
Total stockholders' equity	260,639	220,427
Non-controlling interest	2,552	25,983
Total equity	263,191	246,410
Total liabilities and equity	$826,558	$771,592

(1)	– Amounts adjusted for adoption of ASU 2020-06

PetIQ, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in 000’s, except for per share amounts)

		As adjusted (Note1)		As adjusted (Note1)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Product sales	$181,557	$150,063	$654,448	$580,650
Services revenue	28,977	12,020	81,444	35,193
Total net sales	210,534	162,083	735,892	615,843
Cost of products sold	142,009	116,847	510,673	469,095
Cost of services	26,453	12,968	75,720	40,142
Total cost of sales	168,462	129,815	586,393	509,237
Gross profit	42,072	32,268	149,499	106,606
Operating expenses
General and administrative expenses	45,252	35,562	129,066	105,744
Operating income (loss)	(3,180)	(3,294)	20,433	862
Interest expense, net	(6,168)	(6,427)	(18,693)	(16,460)
Foreign currency (loss) income, net	6	(251)	(98)	(126)
Loss on debt extinguishment	—	—	(5,453)	—
Other income, net	1,331	13	2,090	702
Total other expense, net	(4,831)	(6,665)	(22,154)	(15,884)
Pretax net loss	(8,011)	(9,959)	(1,721)	(15,022)
Income tax expense	(317)	(61,563)	(187)	(60,582)
Net loss	(8,328)	(71,522)	(1,908)	(75,604)
Net loss attributable to non-controlling interest	(426)	(1,272)	(65)	(1,775)
Net loss attributable to PetIQ, Inc.	$(7,902)	$(70,250)	$(1,843)	$(73,829)
Net loss per share attributable to PetIQ, Inc. Class A common stock
Basic	$(0.27)	$(2.82)	$(0.07)	$(3.03)
Diluted	$(0.27)	$(2.82)	$(0.07)	$(3.03)
Weighted Average shares of Class A common stock outstanding
Basic	28,940	24,935	27,949	24,365
Diluted	28,940	24,935	27,949	24,365

(1)	– Amounts adjusted for adoption of ASU 2020-06

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Nine Months Ended September 30,
		As adjusted (Note1)
	2021	2020
Cash flows from operating activities
Net loss	$(1,908)	$(75,604)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization of intangible assets and loan fees	28,936	18,902
Loss on debt extinguishment	5,453	—
Gain on disposition of property, plant, and equipment	(1,185)	(363)
Stock based compensation expense	7,188	6,549
Deferred tax adjustment	—	60,582
Termination of supply agreement	—	7,801
Other non-cash activity	133	143
Changes in assets and liabilities
Accounts receivable	(21,910)	(29,777)
Inventories	(10,040)	(3,993)
Other assets	(883)	3,449
Accounts payable	(4,498)	15,824
Accrued wages payable	2,664	3,443
Other accrued expenses	6,515	6,863
Net cash provided by operating activities	10,465	13,819
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	5,055	429
Purchase of property, plant, and equipment	(24,577)	(16,811)
Purchase of Capstar and related intangibles	—	(96,072)
Net cash used in investing activities	(19,522)	(112,454)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	143,750
Payment for Capped Call options	—	(14,821)
Proceeds from issuance of long-term debt	630,568	668,675
Principal payments on long-term debt	(595,321)	(668,511)
Payment of financing fees on Convertible Notes	—	(5,884)
Tax distributions to LLC Owners	(70)	(46)
Principal payments on finance lease obligations	(1,573)	(1,252)
Payment of deferred financing fees and debt discount	(6,454)	(550)
Tax withholding payments on Restricted Stock Units	(901)	(313)
Exercise of options to purchase class A common stock	12,617	8,188
Net cash provided by financing activities	38,866	129,236
Net change in cash and cash equivalents	29,809	30,601
Effect of exchange rate changes on cash and cash equivalents	(91)	(120)
Cash and cash equivalents, beginning of period	33,456	27,272
Cash and cash equivalents, end of period	$63,174	$57,753

(1)	– Amounts adjusted for adoption of ASU 2020-06

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended		For the nine months ended
$'s in 000's	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Services segment sales:
Same-store sales	$21,732	$9,136	$63,822	$29,074
Non same-store sales	7,245	2,884	17,622	6,119
Net services segment sales	28,977	12,020	81,444	35,193
Products segment sales	181,557	150,063	654,448	580,650
Total net sales	210,534	162,083	735,892	615,843

Adjusted EBITDA
Products	33,678	26,318	120,657	92,448
Services	3,821	(223)	8,945	2,878
Unallocated Corporate	(21,135)	(14,088)	(52,018)	(40,555)
Total Adjusted EBITDA	$16,364	$12,007	$77,584	$54,771

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended		For the nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Gross profit	$42,072	$32,268	$149,499	$106,606
Plus:
Non same-store gross loss(3)	3,861	2,137	11,805	7,660
COVID-19 related costs(6)	—	1,182	—	4,178
Adjusted gross profit	$45,933	$35,587	$161,304	$118,444
Adjusted gross margin	22.6%	22.4%	22.5%	19.4%

PetIQ, Inc.

Reconciliation between G&A and adjusted G&A

(Unaudited, in 000’s)

	For the three months ended		For the nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
General and Administrative expenses	$45,252	$35,562	$129,066	$105,744
Less:

Acquisition costs(1)	—	1,083	92	1,815
Loss on extinguishment and related costs(2)	—	—	985	—
Stock based compensation expense	2,627	2,147	7,188	6,549
Non same-store general and administrative expenses(3)	1,488	357	2,999	1,697
Integration costs(4)	(1,041)	307	(354)	9,611
Clinic launch expenses(5)	846	767	2,126	2,046
Litigation expenses	2,323	290	2,886	723
CFO Transition	331	—	331	—
COVID-19 related costs(6)	—	418	—	1,855
Adjusted G&A	$38,678	$30,193	$112,813	$81,448

PetIQ, Inc.

Reconciliation between Net Loss and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended		For the nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net loss	$(8,328)	$(71,522)	$(1,908)	$(75,604)
Plus:
Tax expense	317	61,563	187	60,582
Depreciation	3,145	3,030	9,419	8,886
Amortization	4,627	3,821	17,682	8,313
Interest	6,168	6,427	18,693	16,460
EBITDA	$5,929	$3,319	$44,073	$18,637
Acquisition costs(1)	—	1,083	92	1,815
Loss on extinguishment and related costs(2)	—	—	6,438	—
Stock based compensation expense	2,627	2,147	7,188	6,549
Non same-store revenue(3)	(7,245)	(2,884)	(17,622)	(6,119)
Non same-store costs(3)	12,594	5,378	32,426	15,476
Integration costs(4)	(1,041)	307	(354)	9,611
Clinic launch expenses(5)	846	767	2,126	2,046
Litigation expenses	2,323	290	2,886	723
CFO Transition	331	—	331	—
COVID-19 related costs(6)	—	1,600	—	6,033
Adjusted EBITDA	$16,364	$12,007	$77,584	$54,771
Adjusted EBITDA Margin	7.8%	7.4%	10.8%	9.0%

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	Loss on debt extinguishment and related costs are related to our entering into two new credit facilities, including the write off of deferred financing costs and related out of pocket costs.
(3)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(4)	Integration costs represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs. Additionally integration costs include the gain on the sale of our previous headquarters.
(5)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(6)	Costs related to maintaining service segment infrastructure, staffing, and overhead related clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID.

PetIQ, Inc.

Reconciliation between net loss and adjusted net (loss) income

(Unaudited, in 000’s)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net loss	$(8,328)	$(71,522)	$(1,908)	$(75,604)
Plus:
Tax expense (benefit)	317	61,563	187	60,582
Acquisition costs(1)	—	1,083	92	1,815
Loss on extinguishment and related costs(2)	—	—	6,438	—
Stock based compensation expense	2,627	2,147	7,188	6,549
Non same-store revenue(3)	(7,245)	(2,884)	(17,622)	(6,119)
Non same-store costs(3)	12,594	5,378	32,426	15,476
Integration costs(4)	(1,041)	307	(354)	9,611
Clinic launch expenses(5)	846	767	2,126	2,046
Litigation expenses	2,323	290	2,886	723
CFO Transition	331	—	331	—
COVID-19 related costs(6)	—	1,600	—	6,033
Adjusted Net income	$2,424	$(1,271)	$31,790	$21,112

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs related to completed and contemplated acquisitions.
(2)	Loss on debt extinguishment and related costs are related to our entering into two new credit facilities, including the write off of deferred financing costs and related out of pocket costs.
(3)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(4)	Integration costs represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs. Additionally integration costs include the gain on the sale of our previous headquarters.
(5)	Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(6)	Costs related to maintaining service segment infrastructure, staffing, and overhead related clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID.